Exhibit 10.6.6

Summary of 2015 Incentive Plans

On December 16, 2014, the Human Resources Committee (the “Committee”) of the Pinnacle West Capital Corporation (“Pinnacle West” or the “Company”) Board of Directors (the “Board”) approved the Pinnacle West 2015 CEO Annual Incentive Award Plan (the “PNW Plan”), which provides an incentive award opportunity for Donald E. Brandt, the Chairman of the Board, President, and Chief Executive Officer of Pinnacle West and the Chairman of the Board, President and Chief Executive Officer of Arizona Public Service Company (“APS”).  On December 17, 2014, the Board, acting on the recommendation of the Committee, approved the APS 2015 Annual Incentive Award Plan (the “APS Plan”), which includes an incentive award opportunity for Mark A. Schiavoni, Executive Vice President and Chief Operating Officer, James R. Hatfield, Executive Vice President and Chief Financial Officer and David P. Falck, Executive Vice President and General Counsel and the APS 2015 Annual Incentive Award Plan for Palo Verde Employees (the “Palo Verde Plan”), which includes an incentive award opportunity for Randall K. Edington, Executive Vice President and Chief Nuclear Officer.  The PNW Plan, the APS Plan and the Palo Verde Plan are referred to collectively herein as the “2015 Plans.”

No incentive payments will be awarded under the PNW Plan or the APS Plan unless Pinnacle West, with respect to Mr. Brandt, or APS, with respect to Messrs. Schiavoni, Hatfield and Falck, each achieves a specified threshold earnings level.  No incentive payment will be awarded under the earnings portion of the Palo Verde Plan with respect to Mr. Edington unless the Palo Verde Nuclear Generating Station (“Palo Verde”) achieves specified business unit performance goals.  The Committee will evaluate the impacts of unusual or nonrecurring adjustments to earnings in determining whether any earnings level has been met for purposes of the 2015 Plans.  Arizona Corporation Commission rate-related impacts are excluded.

  Mr. Brandt’s incentive award opportunity is based 62.5% on Pinnacle West’s 2015 earnings, and 37.5% on the achievement of performance goals established for all business units of the Company. Mr. Brandt has an award opportunity of 50% of his base salary if the threshold earnings level is met. If Pinnacle West earnings exceed the threshold level, Mr. Brandt’s award opportunity increases proportionately by up to an additional 75% of his base salary. To the extent certain business unit performance goals are met, Mr. Brandt has a further award opportunity of up to 75% of base salary. In no event may Mr. Brandt’s award exceed 200% of his base salary.

The award opportunities for Messrs. Schiavoni, Hatfield and Falck under the APS Plan and for Mr. Edington under the Palo Verde Plan are based on the achievement of specified 2015 APS earnings levels and specified business unit performance goals.  Mr. Schiavoni has a target award opportunity of up to 70% of his base salary and Messrs. Hatfield and Falck have a target award opportunity of up to 60% of their base salaries.  Messrs. Schiavoni, Hatfield and Falck may earn less or more than the target amount, up to a maximum award opportunity of up to 140% for Mr. Schiavoni and up to 120% for Messrs. Hatfield and Falck of their base salaries, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance.  Mr. Edington has a threshold award opportunity of 16.3% of his base salary, a target of 65% of his base salary, and up to a maximum of 130% of his base salary, depending on the achievement of the earnings and business unit performance goals, separately or in combination, and before adjustment for individual performance.  In no event may the award to each of Messrs. Schiavoni, Hatfield, Falck and Edington exceed two times their respective target amounts.  The business unit performance indicators that will be considered for Messrs. Schiavoni, Hatfield and Falck are derived from the APS critical areas of focus, as provided in its Strategic Framework, of employees, operational excellence, environmental stewardship, customers & communities and shareholder value.  The business unit performance indicators for Mr. Edington are based on employees, operational excellence, performance improvement and shareholder value.  In assessing each officer’s individual performance, the Committee may consider additional factors such as shareholder value creation, customer service, financial strength, operating performance, safety, and the Chief Executive Officer’s assessment of the officer’s individual performance during the year.

In addition, consistent with Mr. Edington’s letter agreement regarding his employment, the Board approved a separate compensation opportunity for Mr. Edington of up to $125,000 upon the achievement of specific performance measures tied to Palo Verde operations performance and regulatory evaluations.